TRAEGER ANNOUNCES SECOND QUARTER FISCAL 2024 RESULTS
INCREASES OUTLOOK FOR FULL YEAR 2024
SALT LAKE CITY, Ut., August 6, 2024 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended June 30, 2024.
Second Quarter FY 24 Highlights
•Total revenues decreased 1.8% to $168.5 million
•Grill revenues increased 2.0% to $95.0 million
•Gross margin of 42.9%, up 600 basis points compared to prior year
•Net loss decreased 91.5% to $2.6 million
•Adjusted EBITDA increased 24.9% to $26.8 million
•Increases FY 2024 total revenue, gross margin and Adjusted EBITDA guidance
"Our second quarter results reflect our strong efforts over the last two years to drive increased efficiencies in our business and demonstrate our team's ability to execute in a dynamic environment," said Jeremy Andrus, CEO of Traeger. "During the quarter, consumer demand for our grills exceeded expectations, driving growth in grill revenues and leaving channel inventories in a healthy position as we head into the second half of the year. Moreover, we once again delivered outstanding gross margin expansion during the quarter which contributed to a significant increase in Adjusted EBITDA versus the prior year. I am pleased with our ability to increase our financial outlook for the year and continue to be extremely positive about Traeger's long-term opportunity."

Operating Results for the Second Quarter
Total revenue decreased by 1.8% to $168.5 million, compared to $171.5 million in the second quarter last year.
•Grills increased 2.0% to $95.0 million as compared to the second quarter last year. The increase was primarily driven by increases in volume partially offset by decreases in average selling price. Higher unit volume was driven by effective promotional activity and strategic pricing actions on select grills. The decrease in average selling price was primarily due to mix shift to lower priced grills, strategic pricing action on select grills, and higher mix of direct import sales.
•Consumables decreased 3.1% to $33.8 million as compared to the second quarter last year. The decrease was driven by a reduction in wood pellet average selling price and volume in addition to decreases in food consumables average selling price, partially offset by an increase in volume of food consumables.
•Accessories decreased 8.8% to $39.7 million as compared to the second quarter last year. This decrease was driven primarily by lower sales of MEATER smart thermometers.
North America revenue declined 4.6% in the second quarter compared to the prior year. Rest of World revenues increased 31.9% in the second quarter compared to the prior year.
Gross profit increased to $72.3 million, compared to $63.3 million in the second quarter last year. Gross profit margin was 42.9% in the second quarter, compared to 36.9% in the same period last year. The increase in gross margin was driven primarily by favorability from freight and logistics costs, optimization of operations, and favorable foreign exchange rates.
Sales and marketing expenses were $28.2 million, compared to $27.9 million in the second quarter last year. The increase in sales and marketing expense was driven by increased investment in brand awareness and increased employee related costs partially offset by reduced professional fees.
General and administrative expenses were $30.5 million, compared to $52.4 million in the second quarter last year. The decrease in general and administrative expense was driven by lower stock-based compensation expense of $25.9 million primarily due to the cancellation of the unearned CEO PSUs and IPO PSUs in the comparable prior year period. The decreases were partially offset by higher costs related to legal matters.
Net loss was $2.6 million in the second quarter, or $0.02 per diluted share, as compared to net loss of $30.2 million in the second quarter of last year, or $0.25 per diluted share.1
Adjusted net income was $7.3 million, or $0.06 per diluted share as compared to adjusted net loss of $4.5 million, or $0.04 per diluted share in the second quarter last year.2
Adjusted EBITDA was $26.8 million in the second quarter as compared to $21.5 million in the same period last year.2
1 There were no potentially dilutive securities outstanding as of June 30, 2024 and 2023.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash and cash equivalents at the end of the second quarter totaled $18.0 million, compared to $29.9 million at December 31, 2023.
Inventory at the end of the second quarter was $91.0 million, compared to $96.2 million at December 31, 2023.

Guidance For Full Year Fiscal 2024
Based on year to date performance and its outlook for the rest of the year, the Company is updating its total revenue, gross margin and Adjusted EBITDA guidance for Fiscal 2024.
•Total revenue is expected to be between $590 million and $605 million
•Gross Margin is expected to be between 40.5% and 41.5%
•Adjusted EBITDA is expected to be between $74 million and $79 million
A reconciliation of Adjusted EBITDA guidance to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision (benefit) for income taxes, interest expense, depreciation and amortization, other income, stock-based compensation, non-routine legal expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's second quarter results is scheduled for Tuesday, August 6, 2024, at 4:30 p.m. ET. To participate, please dial (833) 470-1428 or +1 (929) 526-1599 for international callers, conference ID 801709. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403, conference ID 352708. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories, and MEATER smart thermometers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2024 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses, our ability to manage our future growth effectively, our ability to expand into additional markets, our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products, our ability to cost-effectively attract new customers and retain our existing customers, our failure to maintain product quality and product performance at an acceptable cost, the impact of product liability and warranty claims and product recalls, the highly competitive market in which we operate, the use of social media and community ambassadors, issues in relation to environmental, social and governance matters, both in relation to our own operations and the operations of our supply chain partners, a decline in sales of our grills, our dependence on three major retailers, risks associated with our international operations, our reliance on a limited number of third-party manufacturers and problems with (or loss of) our suppliers or an inability to obtain raw materials, and the ability of our stockholders to influence corporate matters and the other important factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$18,025	$29,921
Accounts receivable, net	89,230	59,938
Inventories	91,035	96,175
Prepaid expenses and other current assets	26,340	30,346
Total current assets	224,630	216,380
Property, plant, and equipment, net	39,807	42,591
Operating lease right-of-use assets	46,513	48,188
Goodwill	74,725	74,725
Intangible assets, net	449,471	470,546
Other non-current assets	7,260	8,329
Total assets	$842,406	$860,759
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$33,661	$33,280
Accrued expenses	48,070	52,941
Line of credit	23,500	28,400
Current portion of notes payable	250	250
Current portion of operating lease liabilities	3,660	3,608
Current portion of contingent consideration	—	15,000
Other current liabilities	816	495
Total current liabilities	109,957	133,974
Notes payable, net of current portion	397,873	397,300
Operating leases liabilities, net of current portion	28,352	29,142
Deferred tax liability	8,247	8,236
Other non-current liabilities	691	759
Total liabilities	545,120	569,411
Commitments and contingencies—See Note 10
Stockholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 129,110,864 and 125,865,303 as of June 30, 2024 and December 31, 2023	13	13
Additional paid-in capital	952,435	935,272
Accumulated deficit	(662,138)	(654,877)
Accumulated other comprehensive income	6,976	10,940
Total stockholders’ equity	297,286	291,348
Total liabilities and stockholders’ equity	$842,406	$860,759

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$168,471	$171,512	$313,385	$324,673
Cost of revenue	96,143	108,181	178,494	205,919
Gross profit	72,328	63,331	134,891	118,754
Operating expenses:
Sales and marketing	28,224	27,915	49,903	49,990
General and administrative	30,491	52,371	62,629	79,050
Amortization of intangible assets	8,818	8,888	17,637	17,777
Change in fair value of contingent consideration	—	1,765	—	2,808
Total operating expense	67,533	90,939	130,169	149,625
Income (loss) from operations	4,795	(27,608)	4,722	(30,871)
Other income (expense):
Interest expense	(8,678)	(7,810)	(16,774)	(15,891)
Other income, net	1,281	5,450	4,957	6,028
Total other expense	(7,397)	(2,360)	(11,817)	(9,863)
Loss before provision (benefit) for income taxes	(2,602)	(29,968)	(7,095)	(40,734)
Provision (benefit) for income taxes	(24)	198	166	362
Net loss	$(2,578)	$(30,166)	$(7,261)	$(41,096)
Net loss per share, basic and diluted	$(0.02)	$(0.25)	$(0.06)	$(0.33)
Weighted average common shares outstanding, basic and diluted	127,138,825	123,027,759	126,175,888	122,864,345
Other comprehensive income (loss):
Foreign currency translation adjustments	$(1)	$35	$86	$3
Change in cash flow hedge	—	—	—	(2,088)
Amortization of dedesignated cash flow hedge	(1,825)	(2,769)	(4,050)	(5,142)
Total other comprehensive loss	(1,826)	(2,734)	(3,964)	(7,227)
Comprehensive loss	$(4,404)	$(32,900)	$(11,225)	$(48,323)

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,261)	$(41,096)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant and equipment	6,879	7,462
Amortization of intangible assets	21,313	21,378
Amortization of deferred financing costs	1,008	1,026
Loss on disposal of property, plant and equipment	410	1,689
Stock-based compensation expense	17,163	40,979
Unrealized loss (gain) on derivative contracts	175	(2,066)
Amortization of dedesignated cash flow hedge	(4,050)	(5,142)
Change in contingent consideration	(15,000)	2,588
Other non-cash adjustments	1,011	180
Change in operating assets and liabilities:
Accounts receivable	(29,295)	(40,979)
Inventories	5,140	55,668
Prepaid expenses and other current assets	4,756	(1,074)
Other non-current assets	74	(13)
Accounts payable and accrued expenses	(1,054)	(14,154)
Other non-current liabilities	—	(590)
Net cash provided by operating activities	1,269	25,856
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(7,734)	(8,854)
Capitalization of patent costs	(239)	(223)
Proceeds from sale of property, plant, and equipment	83	2,450
Net cash used in investing activities	(7,890)	(6,627)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	42,000	86,500
Repayments on line of credit	(46,900)	(130,209)
Repayments of long-term debt	(125)	(103)
Principal payments on finance lease obligations	(250)	(251)
Payment of acquisition related contingent consideration	—	(12,225)
Net cash used in financing activities	(5,275)	(56,288)
Net decrease in cash, cash equivalents and restricted cash	(11,896)	(37,059)
Cash, cash equivalents and restricted cash at beginning of period	29,921	51,555
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,025	$14,496

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Six Months Ended June 30,
	2024	2023
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$19,783	$20,487
Income taxes paid, net of refunds	$363	$1,576
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$204	$383
Property, plant, and equipment included in accounts payable and accrued expenses	$626	$1,813

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, and Adjusted Net Income (Loss) Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Income (Loss) per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin and Adjusted Net Income (Loss) Margin, together with a reconciliation of Net Loss Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Income (Loss) from Continuing Operations or Net Loss per share. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Net Loss, Net Loss Margin and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Margin and Adjusted Net Income (Loss) per share, respectively, on a consolidated basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollars in thousands, except share and per share amounts)
Net loss	$(2,578)	$(30,166)	$(7,261)	$(41,096)
Adjustments:
Other income (1)	(3,688)	(9,298)	(9,550)	(10,658)
Stock-based compensation	7,065	33,036	17,163	40,979
Non-routine legal expenses (2)	1,600	248	1,702	481
Amortization of acquisition intangibles (3)	8,255	8,253	16,510	16,507
Change in fair value of contingent consideration	—	1,765	—	2,808
Other adjustment items (4)	—	526	—	669
Tax impact of adjusting items (5)	(3,385)	(8,828)	(6,612)	(12,922)
Adjusted net income (loss)	$7,269	$(4,464)	$11,952	$(3,232)

Net loss	$(2,578)	$(30,166)	$(7,261)	$(41,096)
Adjustments:
Provision (benefit) for income taxes	(24)	198	166	362
Interest expense	8,678	7,810	16,774	15,891
Depreciation and amortization	13,944	14,587	28,191	28,841
Other income (6)	(1,863)	(6,529)	(5,500)	(5,516)
Stock-based compensation	7,065	33,036	17,163	40,979
Non-routine legal expenses (2)	1,600	248	1,702	481
Change in fair value of contingent consideration	—	1,765	—	2,808
Other adjustment items (4)	—	526	—	669
Adjusted EBITDA	$26,822	$21,475	$51,235	$43,419

Revenue	$168,471	$171,512	$313,385	$324,673
Net loss margin	(1.5)%	(17.6)%	(2.3)%	(12.7)%
Adjusted net income (loss) margin	4.3%	(2.6)%	3.8%	(1.0)%
Adjusted EBITDA margin	15.9%	12.5%	16.3%	13.4%

Net loss per diluted share	$(0.02)	$(0.25)	$(0.06)	$(0.33)
Adjusted net income (loss) per diluted share	$0.06	$(0.04)	$0.09	$(0.03)
Weighted average common shares outstanding - diluted	127,138,825	123,027,759	126,175,888	122,864,345
(1)Represents realized and unrealized gains (losses) on the interest rate swap, including amortization of dedesignated cash flow hedge, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.
(2)Represents the loss contingency and external legal costs incurred in connection with the settlement and defense of a class action lawsuit and intellectual property litigation.
(3)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(4)Represents non-routine operational wind-down costs.
(5)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 25.6% and 25.2% for the three and six months ended June 30, 2024, respectively, and 25.6% and 25.4% for the three and six months ended June 30, 2023, respectively. The amounts for the three and six months ended June 30, 2023 have been adjusted to reflect the application of the estimated blended statutory tax rates, as opposed to effective income tax rates that was used in the prior period, in order to include the current and deferred income tax expenses that are commensurate with the non-GAAP measure of profitability.
(6)Represents realized and unrealized gains (losses) on the interest rate swap, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.